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                                                                    EXHIBIT 99.1

DATE: June 8, 2006

CONTACT:
Sean McGuire (248) 299-7500
DURA Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309
USA

FOR IMMEDIATE RELEASE

             DURA PROPOSES CLOSURE OF ITS FACILITY IN LLANELLI, U.K.

                       COMPANY NOTIFIES AMICUS TRADE UNION

     ROCHESTER HILLS, Mich., June 8--DURA Automotive Systems, Inc. (Nasdaq:
DRRA), today announced that it is proposing to close its manufacturing facility in Llanelli, United Kingdom, by year end, in order to improve the company' s overall capacity utilization. The 118,000 square-foot (11,000 square-meter) plant makes automotive cable control systems, and currently employs approximately 270 people. DURA has notified the AMICUS trade union which represents the Llanelli workers, to begin consultation regarding the proposal.

     "These decisions are never easy and we recognize the potential impact this will have on our employees and the community," said Larry Denton, chairman and chief executive officer of DURA Automotive. "We operate in a very competitive automotive environment and are closely examining all of our facilities to ensure we meet our 50-cubed goals."

     DURA's 50-cubed strategic initiative, which was launched in February 2006, established heightened performance goals in quality, worldwide efficiency and profitability. The initiative includes a restructuring plan projected to result in the closure of five to 10 manufacturing facilities worldwide by the end of 2007. On May 30, 2006, DURA announced plans to close its Brantford, Ontario, Canada plant by June of 2007. The Brantford location was the first facility closure announced as part of the 50-cubed initiative.

                                     (more)

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     DURA currently has a presence in 14 countries and has 63 locations, including its manufacturing facilities, technology and customer service centers, and joint venture companies.

ABOUT DURA AUTOMOTIVE SYSTEMS, INC.

     DURA Automotive Systems, Inc., is a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive industry. The Company is also a leading supplier of similar products to the recreation vehicle (RV) and specialty vehicle industries. The Company had 2005 sales of $2.35 billion. DURA sells its automotive products to every North American, Asian and European original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the Company's announced restructuring plans; (ii) unanticipated difficulties servicing the indebtedness of the Company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the Company being greater than expected; (iv) labor disputes involving the Company or its significant customers; (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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